As filed with the Securities and Exchange Commission on December 12, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8084793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

SandRidge Energy, Inc. 2009 Incentive Plan

(Full title of the plan)

Tom L. Ward

Chairman and Chief Executive Officer

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

(Name and address of agent for service)

(405) 429-5500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.001 par value(1)	6,000,000 shares	$6.29	$37,740,000	$5,147.74

(1)	Includes preferred share purchase rights issuable with respect to such shares pursuant to the Rights Agreement, dated as of November 19, 2012 between SandRidge Energy, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers additional shares of the Registrant’s Common Stock issuable under the SandRidge Energy, Inc. 2009 Incentive Plan that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $6.29, which is the average of the high and low prices reported by the New York Stock Exchange on December 5, 2012.

INTRODUCTION

This Registration Statement on Form S-8 is being filed by SandRidge Energy, Inc. (the “Company” or the “Registrant”), for the purpose of registering 6,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), for issuance under the terms of the SandRidge Energy, Inc. 2009 Incentive Plan (the “2009 Plan”). The shares of Common Stock being registered pursuant to this Registration Statement have been reserved and authorized for issuance from the Registrant’s authorized and unissued capital stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the SEC or its staff a copy of any or all of the documents included in the file. References to “we,” “our” and “us” are references to the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the SEC and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-33784) for the year ended December 31, 2011, filed with the SEC on February 27, 2012, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on March 20, 2012.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, filed with the SEC on May 7, 2012; June 30, 2012, filed with the SEC on August 6, 2012; and September 30, 2012, filed with the SEC on November 9, 2012.

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 3, 2012, February 27, 2012, April 2, 2012 (under Items 1.01, 8.01 and 9.01 of Form 8-K only), April 4, 2012, April 9, 2012, April 17, 2012, April 18, 2012, April 24, 2012, May 18, 2012, June 6, 2012, June 22, 2012, August 6, 2012, August 10, 2012, August 21, 2012, August 31, 2012 (Form 8-K/A), November 15, 2012 (Form 8-K/A), November 20, 2012 and December 3, 2012.

(d)	The description of the Registrant’s Common Stock contained in our registration statement on Form 8-A dated October 30, 2007, including any amendment to that form that we may file in the future for the purpose of updating the description of our Common Stock.

(e)	The description of the preferred share purchase rights contained in our registration statement on Form 8-A dated November 20, 2012, including any amendment to that form that we may file in the future for the purpose of updating the description of the preferred share purchase rights.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01, unless otherwise indicated therein) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered under this Registration Statement has been passed upon by Mr. Philip T. Warman, Esq., Senior Vice President, General Counsel and Secretary of the Registrant. Mr. Warman is paid a salary by us, is a participant in our equity plans and as of December 1, 2012, owns 33,527 shares of our Common Stock.

Item 6.	Indemnification of Directors and Officers.

Article Nine of the Company’s certificate of incorporation contains a provision, permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), limiting the personal monetary liability of directors for breach of fiduciary duty as a director. Our certificate of incorporation and the DGCL provide that such provision does not eliminate or limit liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (d) for any transaction from which the director derived an improper benefit.

Article VI of the Company’s amended and restated bylaws provides for indemnification of officers, directors, employees and agents of the Company to the extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

We have entered into indemnification agreements with all of our directors and all of our executive officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We have obtained director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

The above discussion of the Company’s certificate of incorporation and amended and restated bylaws and the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by reference to the Company’s certificate of incorporation and amended and restated bylaws and the DGCL.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this item.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma, State of Oklahoma, on the 12 day of December, 2012.

By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom L. Ward, Philip T. Warman and Justin P. Byrne, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement and any other related registration statement filed pursuant to the provisions of Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all supplements and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom L. Ward	Chief Executive Officer and	December 12, 2012
Tom L. Ward	Chairman of the Board (Principal Executive Officer)

/s/ James D. Bennett	Executive Vice President and	December 12, 2012
James D. Bennett	Chief Financial Officer (Principal Financial Officer)

/s/ Randall D. Cooley	Senior Vice President—Accounting	December 12, 2012
Randall D. Cooley	(Principal Accounting Officer)

/s/ Jim J. Brewer, Jr.	Director	December 12, 2012
Jim J. Brewer, Jr.

/s/ Everett R. Dobson	Director	December 12, 2012
Everett R. Dobson

/s/ William A. Gilliland	Director	December 12, 2012
William A. Gilliland

/s/ Daniel W. Jordan	Director	December 12, 2012
Daniel W. Jordan

/s/ Roy T. Oliver, Jr.	Director	December 12, 2012
Roy T. Oliver, Jr.

/s/ Jeffrey S. Serota	Director	December 12, 2012
Jeffrey S. Serota

EXHIBIT INDEX

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of SandRidge Energy, Inc. (filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K on November 20, 2012 and incorporated by reference herein).

3.2	Amendments to the March 3, 2009 Amended and Restated Bylaws of SandRidge Energy, Inc., effective November 19, 2012 (filed with the SEC as Exhibit 3.2 to our Current Report on Form 8-K on November 20, 2012 and incorporated by reference herein).

4.1	Specimen Common Stock certificate (filed with the SEC as Exhibit 4.1 to our registration statement on Form S-1 (Commission File No. 333-148956) on January 30, 2008 and incorporated herein by reference).

4.2	SandRidge Energy, Inc. 2009 Incentive Plan (as amended on June 1, 2012) (filed with the SEC as Exhibit 10.1 to our Current Report on Form 8-K on June 6, 2012 and incorporated herein by reference).

4.3	Rights Agreement, dated as of November 19, 2012, between SandRidge Energy, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (filed with the SEC as Exhibit 4.1 to our Current Report on Form 8-K on November 20, 2012 and incorporated by reference herein).

5.1*	Opinion of Philip T. Warman as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Hein & Associates, former independent registered public accounting firm for Dynamic Offshore Resources, LLC and the XTO Acquisition Properties.

23.3*	Consent of Philip T. Warman (contained in Exhibit 5.1 hereto).

23.4*	Consent of DeGolyer and MacNaughton.

23.5*	Consent of Netherland, Sewell & Associates, Inc.

23.6*	Consent of Lee Keeling and Associates, Inc.

24.1 *	Power of Attorney (included on the signature page to this Registration Statement).

*	Filed herewith